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                     ATTACHMENT FOR CURRENT FILING OF N-SAR
                                  SUB-ITEM 77D

The investment policies of the following portfolios were amended and restated as noted below:

1.   Small Cap Growth Trust

2.   Small Cap Value Trust

3.   Strategic Income Trust

4.   Active Bond Trust

SMALL CAP GROWTH TRUST

The Small Cap Growth Trust may invest up to 20% of its net assets in foreign securities (with no more than 5% of its net assets in emerging market securities).

SMALL CAP VALUE TRUST

The Small Cap Value Trust may invest up to 15% of its net assets in foreign securities (with no more than 5% of its net assets in emerging market securities).

STRATEGIC INCOME TRUST

The portion of the portfolio managed by MFC Global Investment Management(U.S.) LLC may invest in asset backed securities. Under normal circumstances, no more than 15% of the total assets of the portfolio of the fund managed by MFC Global (U.S.) will be invested in asset backed securities rated less than A and none of the asset back securities purchased by MFC Global (U.S.) will be rated less than B.

ACTIVE BOND TRUST

The Active Bond Trust may invest in asset backed securities. Under normal circumstances, no more than 15% of the total fund assets will be invested in asset backed securities rated less than A and none of the asset back securities purchased by the portfolio will be rated less than B.


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